Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.jenkins@servicemaster.com

Media:

James Robinson

901.597.7521

James.Robinson@servicemaster.com

ServiceMaster Names Greg Rutherford President of Terminix Commercial

MEMPHIS, TENN. — May 13, 2019  — ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential services to residential and commercial customers in the termite, pest control, cleaning and restoration markets, today announced Greg Rutherford has succeeded Deni Naumann as president of Terminix Commercial.

“We are strengthening our Terminix Commercial team to continue delivering on the commitment we have made towards this important ServiceMaster business. Greg joining us is a great next step to build on the progress we are making with this fast-growing commercial pest management business, which has benefited from a strong foundation built under Deni’s incredible leadership,” said Nik Varty, ServiceMaster chief executive officer. “Our commercial business will greatly benefit from Greg’s leadership and experience in developing people, building strong teams, delivering strong results, and cultivating frontline-led organizations.”

Rutherford joins ServiceMaster from Republic Services, a Fortune 300 company and leader in solid waste and recycling services, where he was division president of Energy and Environmental Solutions. In his 13 years at Republic Services, Rutherford worked his way up through roles of increasing responsibility, including general manager, market vice president, area president and region vice president.

Prior to joining Republic Services, Rutherford held the role of director of operations and sales, at The Scooter Store. Prior to that, he was a commercial airline pilot for United Airlines and a  Fighter Pilot in the U.S. Air Force. He holds a B.S. from Texas State University in San Marcos, Texas.

The company also announced the promotion of Aric Schroeder to vice president of National Accounts and general manager of Copesan Services, succeeding Deni Naumann, and reporting to Rutherford. He will be responsible for continuing the strategic direction for Copesan and Terminix National Accounts and will oversee the Copesan Operating Companies, Holder’s Pest Solutions and Wil-Kil Pest Control.

“I want to thank Deni Naumann who has shared her desire to spend more time with her family and community in retirement but, to ensure a smooth transition and continuity of the established direction of Terminix Commercial, will remain in a consultative role with ServiceMaster,” added Varty. “Since joining us through the Copesan acquisition, she has provided incredible leadership and shown us a path toward sustainable, profitable growth in our important commercial and national accounts pest control businesses.”

About ServiceMaster

ServiceMaster Global Holdings, Inc. is a leading provider of termite and pest control, cleaning and restoration services in both the residential and commercial markets, operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The company’s portfolio of well-recognized brands includes AmeriSpec (home inspections), Copesan (commercial national accounts pest management), Furniture Medic (cabinet and furniture repair), Merry Maids (residential cleaning), ServiceMaster Clean (commercial cleaning), ServiceMaster Restore (restoration and reconstruction), Terminix (termite and pest control), and Terminix Commercial (commercial termite and pest control).  The company is headquartered in Memphis, Tenn. Go to servicemaster.com for more information or follow the company at twitter.com/ServiceMaster or facebook.com/ServiceMaster.